As filed with the Securities and Exchange Commission on April 30, 2013

Registration No. 333-90839

Registration No. 333-51486

Registration No. 333-52562

Registration No. 333-104353

Registration No. 333-156599

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 2 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-90839

POST EFFECTIVE AMENDMENT NO. 2 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-51486

POST EFFECTIVE AMENDMENT NO. 2 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-52562

POST EFFECTIVE AMENDMENT NO. 2 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-104353

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-156599

UNDER

THE SECURITIES ACT OF 1933

SYCAMORE NETWORKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	04-3410558
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

220 Mill Road, Chelmsford, Massachusetts 01824

(Address of Principal Executive Offices) (Zip Code)

Sycamore Networks, Inc. 1998 Stock Incentive Plan

Sycamore Networks, Inc. 1999 Stock Incentive Plan

Sycamore Networks, Inc. 1999 Non-Employee Director Stock Option Plan

Sycamore Networks, Inc. 1999 Employee Stock Purchase Plan

Sycamore Networks, Inc. 2009 Stock Incentive Plan

Sycamore Networks, Inc. 2009 Non-Employee Director Stock Option Plan

Sycamore Networks, Inc. Restricted Stock

(Full titles of the plans)

Alan R. Cormier

President and Chief Executive Officer

Sycamore Networks, Inc.

220 Mill Road

Chelmsford, MA 01824

(978) 250-2900

(Name, Address and Telephone Number,

Including Area Code, of Agent for Service)

Copies to:

Anthony R. Petrillo	Margaret A. Brown, Esquire
Chief Financial Officer and Treasurer	Skadden, Arps, Slate, Meagher & Flom LLP
Sycamore Networks, Inc.	One Beacon Street, 31st Floor
220 Mill Road Chelmsford, MA 01824	Boston, MA 02108-3194

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated filer	☐	Accelerated filer	☒

Non-Accelerated filer	☐	Smaller Reporting Company	☐

DEREGISTRATION OF SHARES OF COMMON STOCK

In connection with the decision of the Board of Directors (the “Board”) of Sycamore Networks, Inc. (the “Company”) to proceed with the liquidation and dissolution of the Company in accordance with the previously adopted Plan of Complete Liquidation and Dissolution of the Company, on March 4, 2013, the Board determined to cancel all of the Company’s outstanding stock option award grants under the Company’s stock plans effective as of the effective time of the filing of the Certificate of Dissolution of the Company with the Delaware Secretary of State. The Company is filing these Post-Effective Amendments to the following Registration Statements on Form S-8 (together, the “Registration Statements”) to deregister, as of the effective date of these Post-Effective Amendments, all shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), that were previously registered under the Registration Statements and that remain unissued under the respective stock plans listed below to the extent such shares of Common Stock were not deregistered pursuant to the Amendment No. 1 to the Registration Statements covering the 1999 stock plans referenced below filed on January 6, 2009.

The following chart identifies the Registration Statements and stock plans covered by the Registration Statements:

Registration Statement File No.	Names of Stock Plans Covered	Number of Shares of Common Stock Initially Registered for Issuance
333-90839	1998 Stock Incentive Plan 1999 Employee Stock Purchase Plan 1999 Stock Incentive Plan 1999 Non-Employee Directors Option Plan Sycamore Networks, Inc. Restricted Stock

(i) 18,473,553 shares of Common Stock available for issuance under the Company’s 1998 Stock Incentive Plan (the “1998 Plan”), 1999 Stock Incentive Plan and 1999 Non-Employee Directors Option Plan (the “1999 Plans”, and collectively with the 1998 Plan, the “Prior Plans”); and

(ii) 750,000 shares of Common Stock available for issuance under 1999 Employee Stock Purchase Plan (the “1999 ESPP”).

The total number of shares of Common Stock registered under this Registration Statement was adjusted to 55,420,659 as a result of a three-for-one stock split of the Company’s Common Stock effected in the form of a stock dividend paid on February 11, 2000 to those holders of record of the Company’s Common Stock at the close of business on February 4, 2000.

333-51486	1999 Stock Incentive Plan 1999 Non-Employee Directors Option Plan 1999 Employee Stock Purchase Plan	9,371,021 shares of Common Stock available for issuance under the 1999 Plans and the 1999 ESPP.

333-52562	1999 Stock Incentive Plan	25,000,000 shares of Common Stock available for issuance under the Company’s 1999 Stock Incentive Plan, as amended.

333-104353	1999 Employee Stock Purchase Plan	1,228,092 shares of Common Stock available for issuance under the 1999 ESPP.

333-156599	2009 Stock Incentive Plan 2009 Non-Employee Director Stock Option Plan	29,200,000 shares of Common Stock authorized for issuance under the 2009 Stock Incentive Plan and 2009 Non-Employee Director Stock Option Plan (the “2009 Plans”), and up to 21,806,901 additional shares of Common Stock subject to awards granted under the Company’s 1998 Stock Incentive Plan, 1999 Stock Incentive Plan, as amended, and 1999 Non-Employee Director Stock Option Plan, as amended, that were not exercised or were forfeited, lapsed or expired or otherwise terminated without delivery of any Common Stock subject thereto after January 6, 2009, the effective date of the 2009 Plans, and that were eligible to be carried over to the 2009 Plans.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Chelmsford, Commonwealth of Massachusetts, on this 30th day of April, 2013.

SYCAMORE NETWORKS, INC.

By:	/s/ Alan R. Cormier
Alan R. Cormier
President and Chief Executive Officer

Power of Attorney and Signatures

We, the undersigned officers and directors of Sycamore Networks, Inc., hereby severally constitute Alan R. Cormier, Anthony Petrillo, Robert E. Donahue and Daniel E. Smith, and each of them individually, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, these Post-Effective Amendments to the Registration Statements on Form S-8 filed herewith and any and all subsequent amendments to said Registration Statements, and generally to do all such things in our names and behalf in our capacities as officers and directors to enable Sycamore Networks, Inc. to comply with all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by said attorneys, or any of them, to said Post-Effective Amendments and any and all further amendments related thereto.

Pursuant to the requirements of the Securities Act of 1933, these Post-Effective Amendments have been signed below by the following persons in the capacities indicated on this 30th day of April, 2013.

/s/ Alan R. Cormier Alan R. Cormier	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Anthony Petrillo Anthony Petrillo	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)

/s/ Robert E. Donahue Robert E. Donahue	Director

/s/ Daniel E. Smith Daniel E. Smith	Director

4